Exhibit 23.6
[LETTERHEAD OF MCGUIREWOODS LLP]
Consent of McGuireWoods LLP
June 5, 2008
We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 of our opinion included as Exhibit 8.2 to the Proxy Statement/Prospectus forming a part of the Registration Statement on Amendment No.1 to Form S-4 (Registration No. 333-147192) and to the references to our firm in such Proxy Statement/Prospectus. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

McGuireWoods LLP (successor in interest to Helms Mulliss & Wicker PLLC)

/s/ McGuireWoods LLP